Exhibit 99.1

NV5 Holdings Reports Fourth Quarter and Full Year 2012 Results

HOLLYWOOD, Florida – April 1, 2013 – NV5 Holdings, Inc. (the “Company”) (NASDAQ: NVEEU), a leading provider of professional and technical engineering and consulting solutions, reported financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter 2012 Financial Results

Total gross contract revenues in the fourth quarter of 2012 were $15.1 million compared to $14.9 million in the fourth quarter of 2011.

Gross profit in the fourth quarter of 2012 was $7.9 million (52.3% of total gross contract revenues) compared to $7.2 million (48.3% of total gross contract revenues) in the fourth quarter of 2011.

Income from continuing operations in the fourth quarter of 2012 was $0.5 million compared to $0.2 million in the fourth quarter of 2011.

Net income in the fourth quarter of 2012 was $0.5 million or $0.21 per diluted share compared to $0.2 million or $0.06 per diluted share in the fourth quarter of 2011.

At December 31, 2012, cash and cash equivalents totaled $2.3 million compared to $2.8 million at December 31, 2011. Total debt was $9.8 million at December 31, 2012 compared to $7.1 million at December 31, 2011.

Full Year 2012 Financial Results

Total gross contract revenues in 2012 were $60.6 million compared to $63.4 million in 2011. The decrease in revenues is primarily due to delays in the start of new projects during 2012.

Gross profit in 2012 was $31.7 million (52.3% of total gross contract revenues) compared to $32.4 million (51.2% of total gross contract revenues) in 2011.

Income from continuing operations in 2012 was $1.3 million compared to $1.9 million in 2011.

Net income in 2012 was $1.3 million or $0.52 per diluted share compared to $1.4 million or $0.66 per diluted share in 2011

About NV5 Holdings, Inc.

NV5 Holdings, Inc. (NASDAQ: NVEEU) is a leading provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, construction, real estate and environmental markets. The Company primarily focuses on five business service verticals: construction quality assurance, infrastructure engineering, energy services, program management and environmental services. NV5 Holdings operates 20 offices in California, Colorado, Utah, Florida and New Jersey and is headquartered in Hollywood, Florida. For additional information, please visit the Company’s website at www.NV5.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the “Risk Factors” set forth in the Company’s most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2011	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$2,762	$2,294
Accounts receivable, net of allowance for doubtful accounts of $1,284 and $1,631 as of December 31, 2011 and 2012, respectively	15,457	15,052
Prepaid expenses and other current assets	393	311
Deferred income tax assets	—	543

Total current assets	18,612	18,200
Property and equipment, net	1,256	1,273
Intangible assets, net	2,386	2,758
Goodwill	4,336	5,857
Cash surrender value of officers’ life insurance	650	656
Other assets	382	600
Deferred income tax assets	378	619

Total Assets	$28,000	$29,963

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,564	$3,261
Accrued liabilities	3,632	3,082
Income taxes payable	1,811	1,992
Billings in excess of costs and estimated earnings on uncompleted contracts	528	430
Client deposits	182	47
Current portion of stock repurchase obligation	672	772
Current portion of notes payable	1,055	3,538
Deferred income taxes	690	—

Total current liabilities	12,134	13,122
Stock repurchase obligations, less current portion	1,464	1,621
Notes payable, less current portion	3,880	3,851

Total liabilities	17,478	18,594
Commitments and contingencies
Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 45,000,000 shares authorized, 2,698,195 and 2,600,000 shares issued and outstanding as of December 31, 2011 and 2012, respectively	27	26
Additional paid-in capital	9,510	9,065
Retained earnings	985	2,278

Total stockholders’ equity	10,522	11,369

Total liabilities and stockholders’ equity	$28,000	$29,963

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS COMPREHENSIVE INCOME

(in thousands, except share data)

	Year Ended
	December 31, 2011	December 31, 2012
Gross contract revenues	$63,366	$60,576
Direct costs (excluding depreciation and amortization):
Salaries and wages	16,810	17,041
Sub-consultant services	11,992	9,846
Other direct costs	2,146	2,021

Total direct costs	30,948	28,908

Gross Profit	32,418	31,668

Operating Expenses:
Salaries and wages, payroll taxes and benefits	17,561	18,348
General and administrative	6,677	6,105
Facilities and facilities related	3,408	3,390
Depreciation and amortization	1,949	1,468
Acquisition and restructuring expense	95	—

Total operating expenses	29,690	29,311

Income from operations	2,728	2,357

Other (expense) income:
Interest expense	(376)	(389)

Total other (expense)	(376)	(389)

Income from continuing operations before income tax expense	2,352	1,968
Income tax (expense)	(436)	(675)

Income from continuing operations	1,916	1,293
Discontinued operations, net of tax	33	—

Net income	1,949	1,293
Non-controlling interest in (income) of Nolte Associates, Inc., net of tax	(530)	—

Net income attributable to NV5 Holdings, Inc.	1,419	1,293
Other comprehensive income:
Foreign currency translation adjustment	2	—

Comprehensive income	$1,421	$1,293

Basic Earnings per Share:
Continuing operations	$0.71	$0.58
Discontinued operations	0.02	—

Total	$0.73	$0.58

Diluted Earnings per Share:
Continuing operations	$0.65	$0.52
Discontinued operations	0.01	—

Total	$0.66	$0.52

Company Contact:

NV5 Holdings, Inc.

Michael Rama

Chief Financial Officer

Tel 1-954-495-2112

Investor Relations:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

NVEE@liolios.com